EXHIBIT 99.1
ITEM 6. SELECTED FINANCIAL DATA.

	Year Ended December 31,
(In millions, except per share amounts)	2006	2005	2004	2003	2002
Net Sales	$18,751	$18,098	$16,885	$13,900	$12,705

(Loss) Income from Continuing Operations	$(373)	$124	$14	$(846)	$(1,325)
Discontinued Operations	43	115	101	39	78

(Loss) Income before Cumulative Effect of Accounting Change	(330)	239	115	(807)	(1,247)
Cumulative Effect of Accounting Change	—	(11)	—	—	—

Net (Loss) Income	$(330)	$228	$115	$(807)	$(1,247)

Net (Loss) Income Per Share — Basic
(Loss) Income from Continuing Operations	$(2.11)	$0.70	$0.08	$(4.83)	$(7.93)
Discontinued Operations	0.25	0.66	0.57	0.22	0.46

(Loss) Income before Cumulative Effect of Accounting Change	(1.86)	1.36	0.65	(4.61)	(7.47)
Cumulative Effect of Accounting Change	—	(0.06)	—	—	—

Net (Loss) Income Per Share — Basic	$(1.86)	$1.30	$0.65	$(4.61)	$(7.47)

Net (Loss) Income Per Share — Diluted
(Loss) Income from Continuing Operations	$(2.11)	$0.66	$0.08	$(4.83)	$(7.93)
Discontinued Operations	0.25	0.55	0.57	0.22	0.46

(Loss) Income before Cumulative Effect of Accounting Change	$(1.86)	$1.21	$0.65	$(4.61)	$(7.47)
Cumulative Effect of Accounting Change	—	(0.05)	—	—	—

Net (Loss) Income Per Share — Diluted	$(1.86)	$1.16	$0.65	$(4.61)	$(7.47)

Dividends Per Share	$—	$—	$—	$—	$0.48
Total Assets	17,029	15,598	16,082	14,283	12,456
Long Term Debt and Capital Leases due Within One Year	405	448	1,010	113	369
Long Term Debt and Capital Leases	6,562	4,741	4,442	4,825	2,990
Shareholders’ (Deficit) Equity	(758)	73	74	(33)	221

(1)	Refer to “ Principles of Consolidation” and “Recently Issued Accounting Standards” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies.

(2)	Loss from continuing operations in 2006 included net after-tax charges of $804 million, or $4.54 per share — diluted, due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write offs, and general product liability — discontinued products. Loss from continuing operations in 2006 included net after-tax benefits of $283 million, or $1.60 per share — diluted, from certain tax adjustments, settlements with raw material suppliers, asset sales and increased estimated useful lives of our tire mold equipment. Of these amounts, discontinued operations in 2006 included net after-tax charges of $56 million, or $0.32 per share — diluted, due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write offs, and net after-tax benefits of $16 million, or $0.09 per share — diluted, from settlements with raw material suppliers.

(3)	Income from continuing operations in 2005 included net after-tax charges of $68 million, or $0.33 per share-diluted, due to reductions in production resulting from the impact of hurricanes, fire loss recovery, favorable settlements with certain chemical suppliers, rationalizations, receipt of insurance proceeds for an environmental insurance settlement, general and product liability-discontinued products, asset sales, write-off of debt fees, the cumulative effect of adopting FIN 47, and the impact of certain tax adjustments. Of these amounts, discontinued operations in 2005 included after-tax charges of $4 million, or $0.02 per share — diluted, for rationalizations.

(4)	Net sales in 2004 increased $1 billion resulting from the consolidation of two businesses in accordance with FIN 46R. Income from continuing operations in 2004 included net after-tax charges of $154 million, or $0.87 per share-diluted, for rationalizations and related accelerated depreciation, general and product liability-discontinued products, insurance fire loss deductibles, external professional fees associated with an accounting investigation and asset sales. Income from continuing operations in 2004 also included net after-tax benefits of $239 million, or $1.34 per share-diluted, from an environmental insurance settlement, net favorable tax adjustments and a favorable lawsuit settlement. Of these amounts, discontinued operations in 2004 included net after-tax charges of $28 million, or $0.16 per share — diluted, for rationalizations and related accelerated depreciation, and after-tax gains of $4 million, or $0.02 per share — diluted, from asset sales and a favorable lawsuit settlement.

(5)	Loss from continuing operations in 2003 included net after-tax charges of $516 million, or $2.93 per share-diluted, for rationalizations, general and product liability-discontinued products, accelerated depreciation and asset write-offs, net favorable tax adjustments, and an unfavorable settlement of a lawsuit. In addition, we recorded account reconciliation adjustments related to Engineered Products in the restatements totaling $19 million or $0.11 per share in 2003. Of these amounts, discontinued operations in 2003 included net after-tax charges of $29 million, or $0.17 per share — diluted, for rationalizations, favorable tax adjustments and asset sales. In addition, discontinued operations included charges for account reconciliation adjustments in the restatements totaling $19 million or $0.11 per share in 2003.

(6)	Loss from continuing operations in 2002 included net after-tax charges of $24 million, or $0.14 per share-diluted, for general and product liability — discontinued products, asset sales, rationalizations, and the write-off of a miscellaneous investment. Loss from continuing operations also included a non-cash charge of $1.2 billion, or $7.31 per share-diluted, to establish a valuation allowance against net federal and state deferred tax assets. Of these amounts, discontinued operations in 2002 included net after-tax charges of $5 million, or $0.03 per share — diluted for rationalizations and after-tax gains of $1 million, or $0.01 per share — diluted, from asset sales.